Exhibit 5.1

July 1, 2024

Traws Pharma, Inc.

12 Penns Trail

Newtown, PA 18940

Re:       Traws Pharma, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Traws Pharma, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement relates to the offer and sale, from time to time by the stockholders of the Company identified in the prospectus accompanying the Registration Statement (the “Selling Stockholders”), of up to 128,942,761 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” or the “Shares”), which consist of (i) 496,935 shares of Common Stock that were issued by the Company pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of April 1, 2024, with TPAV, LLC, an affiliate of Torrey Pines, and OrbiMed Private Investments VIII, LP, an affiliate of OrbiMed Advisors (the “Investors”), (ii) 15,782,120 shares of Common Stock issuable by us to the Investors upon conversion of 1,578.2120 shares of Series C Non-Voting Convertible Preferred Stock of the Company, par value $0.01 per share, each of which convertible into 10,000 shares of Common Stock (“Series C Preferred Stock”) pursuant to the Securities Purchase Agreement, (iii) 3,549,538 shares of Common Stock that were issued by the Company pursuant to that certain Agreement and Plan of Merger, dated as of April 1, 2024 (the “Merger Agreement”), with Traws Merger Sub I, Inc. (“First Merger Sub”), Traws Merger Sub II, LLC (“Second Merger Sub”), and Trawsfynydd Therapeutics, Inc. (“Trawsfynydd”), (iv) 103,590,916 shares of Common Stock issuable by the Company to the stockholders of Trawsfynydd upon conversion of 10,359.0916 shares of Series C Preferred Stock pursuant to the Merger Agreement, (v) 168,601 shares of Common Stock that were issued by the Company to Tungsten Partners LLC (“Tungsten”) for its services as financial advisor in connection with the Merger Agreement, and (vi) 5,354,651 shares of Common Stock issuable by the Company to Tungsten upon conversion of 535.46510 shares of Series C Preferred Stock. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Tenth Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”), (ii) the Registration Statement, (iii) the Securities Purchase Agreement, (iv) the Merger Agreement, (v) the Certificate of Designation of Preferences, Rights and Limitations of the Series C Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) and (vi) such other corporate documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time that any of the Shares are offered and sold as contemplated by the Registration Statement and (ii) all of the Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement.

Based on the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable, and provided that a sufficient number of authorized but unissued shares of Common Stock are available at the time of such exercise and that the shares of Series C Preferred Stock are converted in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the following limitations, exceptions, qualifications and assumptions.

The opinion expressed herein is limited to the Delaware General Corporation Law and reported judicial decisions applicable thereto and we express no opinion as to laws of any other jurisdiction.

This letter is effective only as of the date hereof. We do not assume responsibility for updating this letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP